CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 1-A of our report dated September 28, 2023, of Future Burger Corp. relating to the audit of the consolidated financial statements for the years ended May 31, 2022 and 2021 and of our report dated November 10, 2023, of Atelier Meats Corp. relating to the audit of the consolidated financial statements for the year ended May 31, 2023 and for the period of incorporation as at November 5, 2021 to May 31, 2022 and the reference to our firm under the caption “Experts” in the Registration Statement.

Vancouver, Canada	Chartered Professional Accountants
February 23, 2024